Issuer Free Writing Prospectus, dated April 20, 2010

Filed pursuant to Rule 433 under the Securities Act of 1933
 Supplementing the Preliminary Prospectus Supplement dated April 15, 2010
(To Prospectus dated April 15, 2010)

Registration Nos. 333-166079 and 333-166079-01 through 333-166079-21

CF Industries, Inc.

Pricing Term Sheet

Issuer:	CF Industries, Inc.

Title of Securities:	6.875% Senior Notes due 2018
7.125% Senior Notes due 2020

Principal Amount:	The 2018 notes: $800,000,000
The 2020 notes: $800,000,000

Offering Price:	The 2018 notes: 100.000%
The 2020 notes: 100.000%

Interest Rate:	The 2018 notes: 6.875%
The 2020 notes: 7.125%

Interest Payment Dates:	May 1 and November 1, commencing November 1, 2010

Interest Record Dates:	April 15 and October 15

Date of Maturity:	The 2018 notes: May 1, 2018
The 2020 notes: May 1, 2020

Yield to Maturity:	The 2018 notes: 6.875%
The 2020 notes: 7.125%

Spread to Maturity:	The 2018 notes: 346 basis points
The 2020 notes: 333 basis points

Benchmark Treasury:	The 2018 notes: UST 3.500% due February 15, 2018
The 2020 notes: UST 3.625% due February 15, 2020

Benchmark Yield:	The 2018 notes: 3.410%
The 2020 notes: 3.797%

Make-Whole Call:	Treasury + 50 basis points

Underwriting Discount:	The 2018 notes: 2.750%
The 2020 notes: 2.750%

CUSIP:	The 2018 notes:
CUSIP:12527G AA1
ISIN: US12527GAA13

The 2020 notes:
CUSIP: 12527G AB9
ISIN: US12527GAB95

Trade Date:	April 20, 2010

Settlement Date:	April 23, 2010 (T+3)

Issue Ratings:(1)	The 2018 notes: B1/BB+
The 2020 notes: B1/BB+

Sole Book-Running Manager:	Morgan Stanley & Co. Incorporated

Senior Co-Manager:	Mitsubishi UFJ Securities (USA), Inc.

Co-Managers:	BMO Capital Markets Corp Natixis Bleichroeder LLC Wells Fargo Securities, LLC

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Copies of the prospectus supplement and accompanying prospectus relating to this offering may also be obtained by contacting Morgan Stanley, Prospectus Department, at 180 Varick Street, 2nd Floor, New York, N.Y., 10014 (1-866-718-1649, email: prospectus@morganstanley.com); and from Mitsubishi UFJ Securities (USA), Inc., Attention: Capital Markets Group, 1633 Broadway, 29th Floor, New York, NY 10019, (1-877-649-6848).

This communication should be read in conjunction with the preliminary prospectus supplement, dated April 15, 2010, and the accompanying prospectus, dated April 15, 2010. The information in this communication supersedes the information in the preliminary prospectus supplement and the accompanying prospectus to the extent inconsistent with the information in the preliminary prospectus supplement and the accompanying prospectus.

(1) Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.